EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Jamie Baird (212) 850-5659

RONALD L. JOHNSON ELECTED TO THE EMCOR GROUP, INC.
BOARD OF DIRECTORS

NORWALK, CONNECTICUT, February 24, 2021 – EMCOR Group, Inc. (NYSE: EME) today announced the election by the Company’s Board of Directors (the Board) of Major General (U.S. Army, Retired) Ronald L. Johnson to the Board effective March 1, 2021.

General Johnson, 66, has over 40 years of strategic leadership and management experience, as well as a broad range of technical and operational knowledge. Currently, General Johnson holds several leadership positions at the H. Milton Stewart School of Industrial and Systems Engineering at the Georgia Institute of Technology (Georgia Tech).

General Johnson is Professor of the Practice at Georgia Tech and serves as Faculty Leadership Fellow and Faculty Diversity and Inclusion Fellow among other roles. Prior to his current position, General Johnson served as the Managing Director of the Tennenbaum Institute at Georgia Tech, the first multi-disciplinary center uniting academic, government, and corporate experts to create business models examining large scale enterprise transformation. Prior to joining Georgia Tech, General Johnson was Senior Vice President, Referee Operations for the National Basketball Association (NBA) and was responsible for establishing and leading this new department to ensure the integrity and high quality of the NBA officiating program, including overseeing 62 NBA referees, 31 WNBA referees, and 37 D-League referees.

General Johnson entered the private sector in 2008 after a distinguished 32-year career in the U.S. Army. Most recently, he was Deputy Commanding General and Deputy Chief of Engineers, serving as the principal engineer advisor to the Chief of Staff of the Army, assisting the Chief of Engineers in maintaining oversight of organizing, training, and equipping 70,000 engineer soldiers. He retired from the U.S. Army after serving from 1976 to 2008.

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Anthony J. Guzzi, Chairman of the Board and CEO of EMCOR Group, Inc., commented, “Ron brings a track record of impressive accomplishments and expertise to our board of directors. His strategic, operational, technical knowledge and leadership experience are going to be a tremendous asset to EMCOR as we continue to grow our business and drive long-term value for our shareholders.”

General Johnson is a recipient of multiple military commendations, including three Distinguished Service Medals, and has also received a number of civilian awards, including the Georgia Tech’s Joseph Mayo Pettit Distinguished Service Award and the 2019 Black Engineer of the Year – College Educator of the year. He received a Bachelor of Science in Mechanical Engineering and Mathematics from the United States Military Academy, a Master of Science in Strategic Planning and Theater Operations from the School of Advanced Military Studies, and a Master of Science in Operations Research and Systems Analysis from Georgia Tech.

EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services. This press release and other press releases may be viewed at the Company’s Website at www.emcorgroup.com.

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